Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
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Vancouver BC V6C 3L2 Canada

Direct Line: (604) 646-4390
E-mail: jjai@bdo.ca

July 12, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549
U.S.A.

Ladies and Gentlemen:

Re: Aqua Society, Inc.

We have read the statements under item 4.01 in the Form 8-K/A dated July 12, 2010 of Aqua Society, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as it relates to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

Yours very truly,

(signed) “BDO Canada LLP”

BDO Canada LLP

JJ/sm

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network independent member firms.